UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – September 9, 2013
(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

STATE OF UTAH	001-08796	87-0407509
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 South State Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of New Director
On September 9, 2013, Questar's board of directors elected Rebecca Ranich, 56, to serve as a director of the Company effective October 1, 2013 until the next annual shareholders meeting in May 2014, at which time her continued service will be subject to shareholder approval. Ms. Ranich is a former energy executive with more than 25 years of leadership experience in the energy industry. She was most recently a director with Deloitte Consulting LLP, where she led the organization's Federal Government Energy Advisory and Sustainability services.

Ms. Ranich will receive an annual retainer of $50,000 for her membership on the Board prorated to the effective day of her appointment as a director.   Ms. Ranich will also receive 1,764 restricted share units of Company stock to vest on March 5, 2014, consistent with the vesting of equity grants to the Company's other directors.

The Board has determined that Ms. Ranich is independent under the applicable listing standards of the New York Stock Exchange. There is no arrangement or understanding between Ms. Ranich and any other person pursuant to which she was elected as a director of the Company. Additionally, there is no transaction between Ms. Ranich and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Exhibits

	Exhibit No.	Description
	99.1	Press Release issued September 11, 2013 by Questar Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION
(Registrant)

September 11, 2013	/s/Thomas C. Jepperson
Thomas C. Jepperson Executive Vice President, General Counsel and Corporate Secretary

List of Exhibits:

Exhibit No.	Exhibit
99.1	Press release issued September 11, 2013 by Questar Corporation.